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APRIL 23, 2008

SJG ELECTS NEW DIRECTOR

[FOLSOM, NJ] – Edward J. Graham, chairman, president and CEO of South Jersey Industries (NYSE:SJI), announced that the board of directors of SJI’s primary subsidiary, South Jersey Gas, voted to amend the company’s bylaws to increase the board size from 5 to 6 members at its April 18 meeting.  The members then elected Thomas A. Bracken to SJG’s board. Bracken continues to serve on SJI’s board of directors, a position he has held since 2004.
“Tom’s extensive experience in the banking industry and broad knowledge of New Jersey will bring added strength to SJG’s current board of directors,” said Graham.
Bracken is president of TriState Capital Bank—New Jersey, a commercial bank specializing in meeting the needs of middle market companies, their principals, the professional community and selected industries. He also serves on the board of directors of the following organizations: New Jersey Chamber of Commerce; New Jersey Bankers Association; Cancer Institute of New Jersey Foundation; New Jersey Alliance for Action; New Jersey Network; and Economic Growth Council of New Jersey.

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SJG  Add 1

South Jersey Industries (NYSE: SJI) is an energy services holding company for a utility and non-regulated businesses.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation strongly advocates the efficient use of energy while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates energy projects including thermal facilities serving hot and chilled water for casinos, cogeneration facilities and landfill gas-to-electricity facilities.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services heating, air conditioning and water heating systems, services appliances, installs solar systems and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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